Alchemy Advances Development Program with Acquisition of Hydrogen Bus from Hydrogenics

Tuesday November 28, 9:00 am ET

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--Alchemy Enterprises, Ltd. (OTCBB: ACHM - News), the alternative energy company that is developing a new electric power cell technology that it believes will generate and manage electricity on demand to power a broad range of applications, announced today that it has entered into a contract to acquire a Hydrogen Powered Bus from Hydrogenics Corporation of Mississauga, Ontario, Canada, a globally recognized developer and provider of hydrogen generation and fuel cell products and services.

Under the terms of the contract, Hydrogenics will also be providing Alchemy with engineering services to enable the Bus to be used with Alchemy's technology. The Bus, which is to be delivered to Alchemy's Scottsdale, Arizona, headquarters in December 2006, will be converted from compressed hydrogen storage to the use of Alchemy's hydrogen on demand generating system -- the Hydratus©. The Bus will be outfitted as an "Ecotality Learning Center," displaying the workings of Alchemy's Hydratus© and hydrogen fuel cell technology before traveling to the Jet Propulsion Lab (JPL) in Pasadena, California, to be equipped with the Hydratus© system.

"We believe that this acquisition and engineering agreement will accelerate our technology path and our product integration program, and aligns us with one of the leaders in the fuel cell industry. This is yet another example of our commitment to work with leaders in all fields," stated Alchemy's CEO, Jonathan Read. He went on to say, "Our team at the JPL is excited to have a specific application for the proof of concept -- a vehicle with proven hydrogen technology. This will be a spectacular proof of concept vehicle as well as an educational tool for Alchemy and Hydratus©."

About Alchemy Enterprises, Ltd.

Alchemy Enterprises, Ltd. is a development stage company seeking to design and license a cost- and energy-efficient electric power system technology called the Hydratus© for use in motorized vehicles and industrial equipment and the storage of energy generated from other sources such as wind and solar energy. The Hydratus© creates hydrogen on demand which, when used in conjunction with existing hydrogen fuel cell technology, creates an electric power system that operates without combustion and without the need for stored hydrogen (which is usually highly compressed, difficult to transport, store and transfer, expensive to produce and dangerous). Alchemy has entered into a partnership (known as a task plan) with Jet Propulsion Laboratory (JPL) to develop, build and patent our prototype 100 kilowatts Hydratus©. JPL is a federally funded research and development center sponsored by the National Aeronautics and Space Administration ("NASA") and is operated by California Institute of Technology (Caltech). For more information about Alchemy Enterprises, Ltd., please visit www.alchemy-energy.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.